Exhibit 10.2

WEST MARINE, INC.

ASSOCIATES STOCK BUYING PLAN

(As amended and restated effective November 1, 2009)

SECTION 1

PURPOSE

West Marine, Inc. established the West Marine, Inc. Associates Stock Buying Plan (the “Plan”), effective as of November 1, 1994, as amended and restated in March 2002 and further amended by Amendments Number One and Two effective May 10, 2007 and May 20, 2009, respectively, in order to provide Eligible Employees of the Company and its participating Subsidiaries with the opportunity to purchase Common Stock through payroll deductions. West Marine, Inc. hereby amends and restates the Plan, effective as of November 1, 2009. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

SECTION 2

DEFINITIONS

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific Section of the 1934 Act or regulation thereunder shall include such Section or regulation, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code or regulation thereunder shall include such Section or regulation, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.4 “Committee” shall mean the committee appointed by the Company’s Chief Executive Officer to administer the Plan. The members of the Committee shall serve at the pleasure of the Chief Executive Officer. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company.

2.5 “Common Stock” means the common stock of the Company.

2.6 “Company” means West Marine, Inc., a Delaware corporation.

2.7 “Compensation” means a Participant’s base compensation, plus pay for overtime, holiday, and time off (such as sick and vacation pay), but excluding incentive pay (such as bonuses, commissions or stock compensation), fringe benefits, deferred compensation payments or payments connected with or after the termination of employment, calculated before reduction for elective deferrals and deductions.

2.8 “Disability” means a physical or mental condition whereby the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under (A) an accident and health plan covering employees of the Company, (B) federal Social Security, or (C) a State disability income fund. The Participant shall be responsible for submitting sufficient information (including doctor’s certifications) to establish the Disability.

2.9 “Eligible Employee” means every Employee of an Employer who has been employed for such period as the Committee may determine (up to two years), except any Employee who, immediately after the grant of an option under the Plan, would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company (including stock attributed to such Employee pursuant to Section 424(d) of the Code.

2.10 “Employee” means an individual who is a common-law employee of any Employer, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.11 “Employer” or “Employers” means any one or all of the Company and those Subsidiaries which, with the consent of the Board, have adopted this Plan.

2.12 “Enrollment Date” means each May 1 and November 1, and/or such other dates determined by the Committee from time to time.

2.13 “Grant Date” means any date on which a Participant is granted an option under the Plan.

2.14 “Hardship” means the Committee’s determination that a Participant has suffered or will suffer a severe financial hardship as a result of any of the following:

2.14.1 Expenses for medical care described in Section 213(d) of the Internal Revenue Code previously incurred by Participant or Participant’s spouse or dependent, or necessary for Participant or Participant’s spouse or dependent to obtain medical care;

2.14.2 Costs directly related to the purchase of Participant’s principal residence (excluding mortgage payments);

2.14.3 Tuition, related educational fees, and room and board expenses for the next twelve (12) months of post-secondary education for Participant or Participant’s spouse or dependent; or

2.14.4 Amounts necessary to prevent Participant’s eviction from Participant’s principal residence or foreclosure on the mortgage of Participant’s principal residence.

2.14.5 Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Code Section 152 without regard to Code Section 152(d)(1)(B));

2.14.6 Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); or

2.14.7 Any other event as the Committee determines, by written resolution, will give rise to an immediate and heavy financial need.

2.15 “Holding Period” shall mean that period of time beginning on the Purchase Date on which Shares are purchased by Participants under the Plan and ending twelve (12) calendar months thereafter.

2.16 “Participant” means an Eligible Employee who (a) has become a Participant in the Plan pursuant to Section 4.1 and (b) has not ceased to be a Participant pursuant to Section 8 or Section 9.

2.17 “Plan” means the Amended and Restated West Marine, Inc. Associates Stock Buying Plan, as set forth in this instrument and as hereafter amended from time to time.

2.18 “Purchase Date” means the last business day of April and October, or such other specific business days as may be established by the Committee from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date.

2.19 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting options under the Plan, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 3

SHARES SUBJECT TO THE PLAN

3.1 Number Available. A total of 2,150,000 shares of Common Stock are available for issuance pursuant to the Plan, which includes 1,400,000 shares of Common Stock that were previously reserved for issuance hereunder. Shares sold under the Plan may be newly issued shares or treasury shares.

3.2 Adjustments. In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of the Company, the Board may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the shares available for purchase under the Plan and in the maximum number of shares subject to any option under the Plan.

SECTION 4

ENROLLMENT

4.1 Participation. Each Eligible Employee may elect to become a Participant by enrolling or re-enrolling in the Plan effective as of any Enrollment Date. In order to enroll, an eligible employee must complete, sign and submit to the Company an enrollment form in such form as may be specified by the Committee from time to time. Any enrollment form received by the Company no later than fourteen (14) calendar days before an Enrollment Date shall be effective on that Enrollment Date, provided that the Committee, in its discretion, may (on a uniform and nondiscriminatory basis) specify an earlier or later deadline for the submission of enrollment forms. Any Participant whose option expires and who has not withdrawn from the Plan automatically will be re-enrolled in the Plan on the Enrollment Date immediately following the Purchase Date on which his or her option expired.

4.2 Payroll Withholding. On his or her enrollment form, each Participant must elect to make Plan contributions via payroll withholding from his or her Compensation at a rate equal to any whole percentage from 1% to such maximum percentage (not to exceed 10%) that the Committee may establish from time to time for all options to be granted on any Enrollment Date. A Participant may elect to increase or decrease his or her rate of payroll withholding (effective as of the next Enrollment Date) by submitting a new enrollment form in accordance with such procedures as may be established by the Committee from time to time. In order to be effective, the enrollment form must be received by the Company no later than fourteen (14) calendar days before the Enrollment Date elected for the change, provided that the Committee, in its discretion, may (on a uniform and nondiscriminatory basis) specify an earlier or later deadline for the submission of enrollment forms. Any Participant who is automatically re-enrolled in the Plan will be deemed to have elected to continue his or her contributions at the percentage last elected by the Participant.

SECTION 5

OPTIONS TO PURCHASE COMMON STOCK

5.1 Grant of Option. On each Enrollment Date on which the Participant enrolls or re-enrolls in the Plan, he or she shall be granted an option to purchase shares of Common Stock.

5.2 Duration of Option. Each option granted under the Plan shall expire on the earliest to occur of (a) the date which is 27 months from the Grant Date, or the expiration of any shorter option period established by the Committee prior to an Enrollment Date, (b) the completion of the purchase of shares on the applicable Purchase Date, or (c) the date on which the Participant ceases to be such for any reason.

5.3 Number of Shares Subject to Option. The number of shares available for purchase by each Participant under the option will be established by the Committee from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date. Notwithstanding the preceding, an option (taken together with all other options then outstanding under this Plan and under all other similar employee stock purchase plans of the Employers) shall not give the Participant the right to purchase shares at a rate which accrues in excess of $25,000 of fair market value at the applicable Grant Dates of such shares (less the fair market value at the applicable Grant Dates of any shares previously purchased during such year under options which have expired or terminated) in any calendar year during which such Participant is enrolled in the Plan at any time.

5.4 Other Terms and Conditions. Each option shall be subject to the following additional terms and conditions: (a) payment for shares purchased under the option shall be made only through payroll withholding under Section 4.2; (b) purchase of shares upon exercise of the option will be accomplished only in installments in accordance with Section 6.1; (c) the price per share under the option will be determined as provided in Section 6.1; (d) the option in all respects shall be subject to such terms and conditions (applied on a uniform and nondiscriminatory basis), as the Committee shall determine from time to time in its discretion.

SECTION 6

PURCHASE OF SHARES

6.1 Exercise of Option. On each Purchase Date, the funds then credited to each Participant’s account shall be used to purchase shares of Common Stock. The price of the shares purchased under any option shall be 85% of the lower of: (a) the closing price of Common Stock on the Grant Date for such option on the National Association of Securities Dealers National Market System; or (b) the closing price of Common Stock on that Purchase Date on the National Association of Securities Dealers National Market System.

6.2 Crediting of Shares. Shares purchased on any Purchase Date shall be delivered to a broker designated by the Committee for the benefit of the Participant. As determined by the Committee from time to time, such shares shall be delivered as physical certificates or by means of a book entry system. Although the Participant may direct the broker to sell such shares at any time (subject to applicable securities laws and Section 7), the shares may not be transferred to another broker or to any other person (including the Participant) until 24 months after the Grant Date of the option with which the shares were purchased. Upon expiration of the 24-month period a Participant may transfer such shares to an account at another brokerage firm of the Participant’s choosing or request that a certificate that represents the shares be issued and delivered to the Participant.

6.3 Exhaustion of Shares. If at any time the shares available under the Plan are over-enrolled, enrollments shall be reduced proportionately to eliminate the over-enrollment. Any funds that cannot be applied to the purchase of shares due to over-enrollment shall be refunded to the Participants.

SECTION 7

HOLDING PERIOD

7.1 Dispositions Subject to Holding Period. Subject to Section 7.2 below, a Participant may undertake a disposition, as that term is defined in Section 424(c) of the Code (which generally includes any sale, exchange, gift, or transfer of legal title), of shares in the Participant’s brokerage account (as contemplated by Section 6.2) which were acquired on or after April 30, 2010, only after the expiration of the Holding Period.

7.2 Distributions Exempted from the Holding Period. Notwithstanding the foregoing, a Participant (or his or her beneficiary, if applicable) may undertake a disposition of any shares in the brokerage account prior to the expiration of the Holding Period upon the occurrence of any of the following events, in which case such disposition shall be made as soon as administratively practical following the effective date thereof:

7.2.1 Death;

7.2.2 Disability;

7.2.3 The cessation of Participant’s status as an Eligible Employee (for example, because of his or her termination of employment from all Employers for any reason); or

7.2.4 Hardship — provided that Participant certifies and agrees that: (i) the number of shares or other amounts subject to such disposition shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Hardship plus amounts necessary to pay taxes or penalties reasonably anticipated as a result of the disposition; and (ii) and Participant has first obtained all distributions (other than hardship distributions from the Company’s 401(k) plan) and nontaxable loans currently available to Participant under the Company’s other employee benefit plans or programs.

SECTION 8

WITHDRAWAL

8.1 Withdrawal. A Participant may withdraw from the Plan by submitting a completed enrollment form to the Company. A withdrawal will be effective only if it is received by the Company at least fourteen (14) calendar days before the proposed date of withdrawal, provided that the Committee, in its discretion, may specify (on a uniform and nondiscriminatory basis) an earlier or later deadline for the submission of enrollment forms. When a withdrawal becomes effective, the Participant’s payroll contributions shall cease and all amounts then credited to the Participant’s account shall be distributed to him or her (without interest). Notwithstanding any contrary provision of the Plan, a Participant who has withdrawn from the Plan pursuant to this Section 8 may not re-enroll in the Plan until the next Enrollment Date after the date of his or her withdrawal. A Participant’s withdrawal from the Plan shall not affect any shares held in the brokerage account for the benefit of the Participant, which shares shall remain subject to the Holding Period in Section 7.

SECTION 9

CESSATION OF PARTICIPATION

9.1 Termination Of Status As Eligible Employee. A Participant shall cease to be a Participant immediately upon the cessation of his or her status as an Eligible Employee (for example, because of his or her termination of employment from all Employers for any reason). As soon as practicable after such cessation, the Participant’s payroll contributions shall cease and all amounts then credited to the Participant’s account shall be distributed to him or her (without interest).

9.2 Leave of Absence. Unless a Participant voluntarily withdraws from the Plan, shares will be purchased for that Participant’s account on the Purchase Date next following commencement of a leave of absence by such Participant. However, the Participant will cease to be a Participant immediately after such purchase of shares, provided that if and when he or she returns from the leave, he or she may re-enroll under Section 4.1, if then eligible.

SECTION 10

DESIGNATION OF BENEFICIARY

10.1 Designation. If permitted by the Committee, each Participant may, pursuant to such procedures as the Committee may specify, designate one or more Beneficiaries to receive any amounts credited to the Participant’s account at the time of his or her death.

10.2 Changes. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Committee. However, when so received, the designation or revocation shall be effective as of the date the notice is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations.

10.3 Failed Designations. If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary (primary or secondary) survives the Participant, the Participant’s Account shall be payable to his or her estate.

SECTION 11

ADMINISTRATION

11.1 Plan Administrator. The Plan shall be administered by the Committee. The Committee shall have the authority to control and manage the operation and administration of the Plan.

11.2 Actions by Committee. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

11.3 Powers of Committee. The Committee shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:

11.3.1 To interpret and determine the meaning and validity of the provisions of the Plan and the options and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan and the options;

11.3.2 To determine any and all considerations affecting the eligibility of any employee to become a Participant or remain a Participant in the Plan;

11.3.3 To cause an account or accounts to be maintained for each Participant;

11.3.4 To determine the time or times when, and the number of shares for which, options shall be granted;

11.3.5 To establish and revise an accounting method or formula for the Plan;

11.3.6 To determine the manner and form in which shares are to be delivered to the designated broker;

11.3.7 To determine the status and rights of Participants and their Beneficiaries or estates;

11.3.8 To employ such brokers, counsel, agents and advisers, and to obtain such broker, legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

11.3.9 To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

11.3.10 To adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States;

11.3.11 To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan; and/or

11.3.12 To determine a waiver of the Holding Period due to a Participant’s Hardship.

11.3.13 To determine whether a Participant has a Disability.

11.4 Decisions of Committee. All actions, interpretations, and decisions of the Committee shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

11.5 Administrative Expenses. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, shall be paid and borne by the Employers, except any stamp duties or transfer taxes applicable to the purchase of shares may be charged to the account of each Participant. Any brokerage fees for the purchase of shares by a Participant shall be paid by the Company, but brokerage fees for the resale of shares by a Participant shall be borne by the Participant.

11.6 Eligibility to Participate. No member of the Committee who is also an employee of an Employer shall be excluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own account under the Plan.

11.7 Indemnification. Each of the Employers shall, and hereby does, indemnify and hold harmless the members of the Committee and the Board, from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

SECTION 12

AMENDMENT, TERMINATION, AND DURATION

12.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Board may elect to terminate all outstanding options either immediately or upon completion of the purchase of shares on the next Purchase Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares shall be returned to the Participants (without interest) as soon as administratively practicable.

12.2 Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Section 12.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 13

GENERAL PROVISIONS

13.1 Participation by Subsidiaries. One or more Subsidiaries of the Company may become participating Employers by adopting the Plan and obtaining approval for such adoption from the Board of Directors. By adopting the Plan, a Subsidiary shall be deemed to agree to all of its terms, including (but not limited to) the provisions granting exclusive authority (a) to the Board of Directors to amend the Plan, and (b) to the Committee to administer and interpret the Plan. Any Subsidiary may terminate its participation in the Plan at any time. The liabilities incurred under the Plan to the Participants employed by each Employer shall be solely the liabilities of that Employer, and no other Employer shall be liable for benefits accrued by a Participant during any period when he or she was not employed by such Employer.

13.2 Inalienability. In no event may either a Participant, a former Participant or his or her Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant’s interest in the Plan is not transferable pursuant to a domestic relations order. The preceding shall not affect the Participant’s right to direct the sale or transfer of shares that have been allocated to the Participant’s account at the broker designated by the Participant (subject to the provisions of the Plan).

13.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.4 Requirements of Law. The granting of options and the issuance of shares shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as the Committee may determine are necessary or appropriate.

13.5 No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, the granting of any options, the purchase or any shares, not any action of any Employer or the Committee, shall be held or construed to confer upon any individual any right to be continued as an employee of the Employer nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any employee at any time, with or without cause.

13.6 Apportionment of Costs and Duties. All acts required of the Employers under the Plan may be performed by the Company for itself and its Subsidiary, and the costs of the Plan may be equitably apportioned by the Committee among the Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employer who is thereunto duly authorized by the board of directors of the Employer.

13.7 Construction and Applicable Law. The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of the Plan which is inconsistent with Section 423 of the Code shall without further act or amendment by the Company or the Board be reformed to comply with the requirements of Section 423. The provisions of the Plan shall be construed, administered and enforced in accordance with such Section and with the laws of the State of California (excluding California’s conflict of laws provisions).

13.8 Captions. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.